Independent Auditors' Consent



To the Shareholders and Board of Directors of Travelers Series Fund Inc.:

We consent to, with respect to the Travelers Series Fund Inc., the references to our Firm under the headings "Financial
Highlights" in the Prospectus and "Independent Auditors" in the Statement of Additional Information.



	KPMG Peat Marwick LLP


New York, New York
December 21, 1998